CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
HSBC USA Inc. Capped Knock-Out Buffer Notes Linked to an Equally Weighted Basket Consisting of the Respective Equity Securities of the Eleven Reference Asset Issuers, due January 30, 2013	$3,750,000	$429.75

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)
  Registration No. 333-158385
  PRICING SUPPLEMENT
  Dated January 18, 2012
 (To Prospectus dated April 2, 2009,
Prospectus Supplement dated April 9, 2009,
and Product Supplement dated April 9, 2009)

Structured Investments	HSBC USA Inc. $3,750,000 Capped Knock-Out Buffer Notes Linked to an Equally Weighted Basket Consisting of the Respective Equity Securities of the Eleven Reference Asset Issuers, due January 30, 2013
General
•
Terms used in this pricing supplement are described or defined herein and in the accompanying product supplement, prospectus supplement and prospectus. The Notes offered will have the terms described in the product supplement, prospectus supplement and prospectus as supplemented by the description herein. The Notes do not guarantee any return of principal and you may lose up to 100.00% of your initial investment. The Notes will not bear interest.

•	All references to “Enhanced Market Participation Notes” in the product supplement shall refer to these Knock-Out Buffer Notes.
•	This pricing supplement relates to a single note offering. The purchaser of a Note will acquire a security linked to the Reference Asset described below.
•
Although the offering relates to a Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset, any Basket Component, any securities derivative of or relating to a Basket Component or as to the suitability of an investment in the related Notes.

•	Senior unsecured debt obligations of HSBC USA Inc. maturing January 30, 2013.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.
•	If the terms of the Notes set forth below are inconsistent with those described in the accompanying product supplement, the terms set forth below will supersede.
Key Terms
Issuer:	HSBC USA Inc.
Reference Asset:
The Notes are linked to an equally weighted basket (the “Basket”) consisting of the respective equity securities of the Reference Asset Issuers (each such equity security a “Basket Component” and together, the “Basket Components”).

Reference Asset Issuers:
The Allstate Corporation (“ALL”), General Dynamics Corporation (“GD”), E. I. du Pont de Nemours and Company (“DD”), Illinois Tool Works Inc. (“ITW”), Newmont Mining Corporation (“NEM”), Eaton Corporation (“ETN”), The Bank of New York Mellon Corporation (“BK”), The Dow Chemical Company (“DOW”), Fifth Third Bancorp (“FITB”), MetLife, Inc. (“MET”) and Freeport-McMoRan Copper & Gold Inc. (“FCX”).

Component Weightings:	With respect to each Basket Component, approximately 9.0909%.
Knock-Out Event:
A Knock-Out Event occurs if on the Final Valuation Date the Basket Ending Level (as defined below) has decreased, as compared to the Basket Starting Level, by a percentage that is more than the Knock-Out Buffer Amount.

Knock-Out Buffer Amount:	20.00%
Contingent Minimum Return:	5.00%
Maximum Cap:	17.00%
Principal Amount:	$1,000 per Note.
Trade Date:	January 18, 2012
Pricing Date:	January 18, 2012
Original Issue Date:	January 23, 2012
Final Valuation Date:	January 25, 2013, subject to adjustment as described herein.
Maturity Date:	3 business days after the Final Valuation Date and is expected to be January 30, 2013. The Maturity Date is subject to further adjustment as described under “Market Disruption Events” herein.
Payment at Maturity:
If a Knock-Out Event has occurred, you will receive a cash payment on the Maturity Date that will reflect the performance of the Reference Asset. Under these circumstances, your Payment at Maturity per $1,000 Principal Amount of Notes will be calculated as follows:

$1,000 + ($1,000 × Basket Return)
If a Knock-Out Event has occurred, you will lose some or all of your investment. This means that if the Basket Return is -100.00%, you will lose your entire investment.

If a Knock-Out Event has not occurred, you will receive a cash payment on the Maturity Date that will reflect the performance of the Reference Asset, subject to the Contingent Minimum Return and the Maximum Cap.  If a Knock-Out Event has not occurred, your Payment at Maturity per $1,000 Principal Amount of Notes will equal the lesser of (A) $1,000 plus the product of (a) $1,000 multiplied by (b) the greater of (i) the Basket Return and (ii) the Contingent Minimum Return, and (B) $1,000 plus the product of (a) $1,000 multiplied by (b) the Maximum Cap.  For additional clarification, please see “What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?” herein.

Basket Return:	The quotient, expressed as a percentage, of (i) the Basket Ending Level minus the Basket Starting Level divided by (ii) the Basket Starting Level, expressed as a formula:
Basket Ending Level – Basket Starting Level
Basket Starting Level
Basket Starting Level:	100
Basket Ending Level:	The Basket Closing Level on the Final Valuation Date.
Basket Closing Level:	On any scheduled trading day, the Basket Closing Level will be calculated as follows:
100 × [1 + (the sum of the Basket Component return multiplied by the respective component weighting, for each Basket Component)]

Each of the Basket Component returns set forth in the formula above refers to the return for the relevant Basket Component, which reflects the performance of the relevant Basket Component, expressed as the percentage change from the Initial Price of that Basket Component to the Official Closing Price (as defined below) of that Basket Component on the relevant scheduled trading day.

Initial Price:
The Official Closing Price of the respective Basket Component as determined by the calculation agent on the Pricing Date, which with respect to ALL was $29.47, with respect to GD was $71.62, with respect to DD was $49.45, with respect to ITW was $50.70, with respect to NEM was $60.35, with respect to ETN was $49.43, with respect to BK was $20.30, with respect to DOW was $33.15, with respect to FITB was $13.75, with respect to MET was $35.61 and with respect to FCX was $44.47.

Final Price:	With respect to each Basket Component, the Official Closing Price of the respective Basket Component on the Final Valuation Date.
Official Closing Price:
With respect to each Basket Component, the Official Closing Price on any scheduled trading day will be the relevant official price of one share of such Basket Component on the relevant exchange for such Basket Component as of the close of the regular trading session of such exchange and as reported in the official price determination mechanism for such exchange.  If the Basket Component is not listed or traded as described above for any reason other than a market disruption event (as defined below), then the Official Closing Price for the Basket Component on any scheduled trading day will be the average, as determined by the calculation agent, of the bid prices for one share of the Basket Component obtained from as many dealers in the Reference Asset selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates. The Official Closing Price with respect to each Basket Component may be adjusted by the calculation agent as described under “Adjustments” below.

CUSIP/ISIN:	4042K1VT7 / US4042K1VT78
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
Investment in the Notes involves certain risks. You should refer to “Selected Risk Considerations” beginning on page PS-3 of this document and “Risk Factors” on page PS-4 of the product supplement and page S-3 of the prospectus supplement.
Neither the U.S. Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement, or the accompanying product supplement, prospectus supplement and prospectus, is truthful or complete.  Any representation to the contrary is a criminal offense.
HSBC Securities (USA) Inc. or another of our affiliates or agents may use this pricing supplement in market-making transactions in any Notes after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. HSBC Securities (USA) Inc., an affiliate of ours, will purchase the Notes from us for distribution to the placement agent.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
We have appointed J.P. Morgan Securities LLC and certain of its registered broker-dealer affiliates as placement agent for the sale of the Notes.  J.P. Morgan Securities LLC and certain of its registered broker-dealer affiliates will offer the Notes to investors directly or through other registered broker-dealers.

	Price to Public(1)	Fees and Commissions	Proceeds to Issuer
Per Note	$1,000	$10.00	$990.00
Total	$3,750,000	$37,500	$3,712,500
(1) Certain fiduciary accounts purchasing the Notes will pay a purchase price of $990.00 per Note, and the placement agents with respect to sales made to such accounts will forgo any fees.

  The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

JPMorgan
Placement Agent
January 18, 2012

Additional Terms Specific to the Notes

This pricing supplement relates to a single Note offering linked to the Reference Asset identified on the cover page. The purchaser of a Note will acquire a senior unsecured debt security linked to the Reference Asset.  Although the Note offering relates only to the Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset, any Basket Component or any securities derivative of or relating to a Basket Component, or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated April 2, 2009, the prospectus supplement dated April 9, 2009 and the product supplement dated April 9, 2009.  If the terms of the Notes offered hereby are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control.  You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement and “Risk Factors” on page PS-4 of the product supplement and page S-3 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. All references to “Enhanced Market Participation Notes” in the product supplement shall refer to these Knock-Out Buffer Notes.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.  As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and a product supplement) with the SEC for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus, prospectus supplement and product supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and product supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

•	the product supplement at www.sec.gov/Archives/edgar/data/83246/000114420409019791/v145840_424b2.htm

•	the prospectus supplement at www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

•	the prospectus at www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

Supplemental Information Relating to the Terms of the Notes

Notwithstanding anything contained in the accompanying prospectus supplement or product supplement to the contrary, the Notes will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee.  Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement and product supplement.  HSBC Bank USA, N.A. will act as paying agent with respect to the Notes pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

Selected Purchase Considerations

•
APPRECIATION POTENTIAL — The Notes provide the opportunity to participate in the appreciation of the Reference Asset at maturity up to the Maximum Cap on the Notes of 17.00%, or a maximum Payment at Maturity of $1,170 for every $1,000 Principal Amount of Notes. If a Knock-Out Event has not occurred, in addition to the Principal Amount, you will receive at maturity at least the Contingent Minimum Return of 5.00% on the Notes, or a minimum Payment at Maturity of $1,050 for every $1,000 Principal Amount of Notes.  Because the Notes are our senior unsecured debt obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•
THE CONTINGENT MINIMUM RETURN APPLIES ONLY IF A KNOCK-OUT EVENT HAS NOT OCCURRED — If a Knock-Out Event has not occurred, you will receive at least the Principal Amount and the Contingent Minimum Return at maturity even if the Basket Ending Level is below the Basket Starting Level.  If a Knock-Out Event has occurred, you will lose 1.00% of your Principal Amount for every 1.00% that the Basket Ending Level is less than the Basket Starting Level. If the Reference Return is -100.00%, you will lose your entire investment.

•
TAX TREATMENT — There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes.  Under one approach, the Notes should be treated as pre-paid forward or other executory contracts with respect to the Basket.  We intend to treat the Notes consistent with this approach.  Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes.  Notwithstanding any disclosure in the accompanying product supplement to the contrary, our special U.S. tax counsel in this transaction is Sidley Austin llp. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Sidley Austin llp, it is reasonable to treat the Notes as pre-paid forward or other executory contracts with respect to the Basket.  Pursuant to this approach, we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Note for more than one year at such time for U.S. federal income tax purposes.

We will not attempt to ascertain whether any Reference Asset Issuer would be treated as a United States real property holding corporation (“USRPHC”), as defined for U.S. federal income tax purposes.  If one or more Reference Asset Issuers were treated as a USRPHC, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC by the Reference Asset Issuers and consult your tax advisor regarding the possible consequences to you, if any, in the event that one or more Reference Asset Issuers is or becomes a USRPHC.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement.

•
DIVERSIFICATION AMONG THE BASKET COMPONENTS — The return on the Notes is linked to an equally weighted basket consisting of the respective equity securities of the Reference Asset Issuers. For additional information about each Basket Component see the information set forth under “Description of the Reference Asset” herein.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any Basket Component.  These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and prospectus supplement.

•
SUITABILITY OF NOTES FOR INVESTMENT — You should only reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the information set out in this pricing supplement.  Neither HSBC nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the Reference Asset subject to the Maximum Cap and will depend on whether a Knock-Out Event has occurred and whether, and the extent to which, the Basket Return is positive or negative. If the Basket Ending Level decreases, as compared to the Basket Starting Level, by a percentage that is more than the Knock-Out Buffer Amount of 20.00%, a Knock-Out Event has occurred, and the benefit provided by the Knock-Out Buffer Amount will terminate. IF A KNOCK-OUT EVENT OCCURS, YOU MAY LOSE UP TO 100% OF YOUR INVESTMENT.

•
YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM CAP — If the Basket Ending Level is greater than the Basket Starting Level, for each $1,000 Principal Amount of Notes you hold, you will receive at maturity $1,000 plus an additional amount that will not exceed the Maximum Cap of 17.00% of the Principal Amount, regardless of the appreciation in the Reference Asset, which may be significantly greater than the Maximum Cap. YOU WILL NOT RECEIVE A RETURN ON THE NOTES GREATER THAN THE MAXIMUM CAP.

•
THE NOTES ARE SUBJECT TO THE CREDIT RISK OF HSBC USA INC. — The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party.  As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law.  Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

•
YOUR ABILITY TO RECEIVE THE CONTINGENT MINIMUM RETURN MAY TERMINATE ON THE FINAL VALUATION DATE — If the Basket Ending Level on the Final Valuation Date has decreased as compared to the Basket Starting Level by a percentage that is more than the Knock-Out Buffer Amount of 20.00%, you will be fully exposed to any decline in the Reference Asset and will not be entitled to receive the Contingent Minimum Return on the Notes.  Under these circumstances, you will lose 1.00% of the Principal Amount of your investment for every 1.00% decline of the Basket Ending Level as compared to the Basket Starting Level.  As a result, you will lose some or all of your investment.  Your return on the Notes may not reflect the return you would receive on a conventional fixed or floating rate debt instrument with a comparable term to maturity issued by HSBC or any other issuer with a similar credit rating.

•
CHANGES IN THE VALUES OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER — Movements in the prices of the Basket Components may not correlate with each other. At a time when the price of one of the Basket Components increases, the price of the other Basket Components may not increase as much or may even decline. Therefore, in calculating the Basket Closing Level and the Basket Return, increases in the price of one or more of the Basket Components may be moderated, or more than offset, by lesser increases or declines in the price of the other Basket Components.

•
POTENTIALLY INCONSISTENT RESEARCH, OPINIONS OR RECOMMENDATIONS BY HSBC AND JPMORGAN — HSBC, JPMorgan, or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes and which may be revised at any time.  Any such research, opinions or recommendations could affect the level of the Reference Asset, and therefore, the market value of the Notes.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the Payment at Maturity described in this pricing supplement is based on the full Principal Amount of your Notes, the original issue price of the Notes includes the placement agent’s commission and the estimated cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale of Notes by you prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•
NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Basket Components would have. In addition, the Reference Asset Issuers will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of the Reference Asset and the Notes.

•
THE NOTES LACK LIQUIDITY — The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. may offer to purchase the Notes in the secondary market but is not required to do so and may cease making such offers at any time, if at all. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the level of the Reference Asset and the value of the Notes.

•
WE ARE NOT AFFILIATED WITH THE REFERENCE ASSET ISSUERS— We are not affiliated with the Reference Asset Issuers.  We assume no responsibility for, and make no representation regarding, the adequacy or completeness of the information about the Reference Asset Issuers contained in this pricing supplement.  You should make your own investigation into the Reference Asset and the Reference Asset Issuers.  We are not responsible for the Reference Asset Issuers’ public disclosure of information, whether contained in SEC filings or otherwise.

•
IN SOME CIRCUMSTANCES, THE PAYMENT YOU RECEIVE ON THE NOTES MAY BE PARTIALLY BASED ON THE EQUITY SECURITY OF A COMPANY OTHER THAN THE ELEVEN BASKET COMPONENTS INITIALLY IN THE BASKET — Following certain corporate events relating to the respective Reference Asset Issuer where such issuer is not the surviving entity, your Payment at Maturity may be based on the equity security of a successor to the respective Reference Asset Issuer or any cash or any other assets distributed to holders of such Basket Component in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see “Merger Event and Tender Offer” below.

•
THE NOTES ARE NOT INSURED BY ANY GOVERNMENTAL AGENCY OF THE UNITED STATES OR ANY OTHER JURISDICTION— The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Notes.

•
THERE IS LIMITED ANTI-DILUTION PROTECTION — The calculation agent will adjust the Official Closing Price of a Basket Component, which will affect the Basket Closing Level and Basket Return and, consequently, the Payment at Maturity, for certain events affecting the shares of such Basket Component, such as stock splits and corporate actions. The calculation agent is not required to make an adjustment for every corporate action which affects the shares of the Basket Components. If an event occurs that does not require the calculation agent to adjust the prices of the shares of the Basket Components, the market price of the Notes may be materially and adversely affected. See “Adjustments” below for additional information.

•
MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Basket Components;

•	the time to maturity of the Notes;

•	whether a Knock-Out Event has occurred;

•	the dividend rate on the Basket Components;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events that affect the Basket Components or the stock markets generally; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

What Is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount of Notes to $1,000. The hypothetical total returns set forth below reflect the Basket Starting Level of 100.00, the Knock-Out Buffer Amount of 20.00%, the Contingent Minimum Return on the Notes of 5.00% and the Maximum Cap of 17.00%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Hypothetical Basket Ending Level	Hypothetical Basket Return	Hypothetical Total Return
		Knock Out Event Has Not Occurred(1)	Knock Out Event Has Occurred(2)
180.00	80.00%	17.00%	N/A
165.00	65.00%	17.00%	N/A
150.00	50.00%	17.00%	N/A
140.00	40.00%	17.00%	N/A
130.00	30.00%	17.00%	N/A
120.00	20.00%	17.00%	N/A
117.00	17.00%	17.00%	N/A
115.00	15.00%	15.00%	N/A
110.00	10.00%	10.00%	N/A
105.00	5.00%	5.00%	N/A
102.50	2.50%	5.00%	N/A
100.50	0.50%	5.00%	N/A
100.00	0.00%	5.00%	N/A
95.00	-5.00%	5.00%	N/A
90.00	-10.00%	5.00%	N/A
85.00	-15.00%	5.00%	N/A
80.00	-20.00%	5.00%	N/A
70.00	-30.00%	N/A	-30.00%
60.00	-40.00%	N/A	-40.00%
50.00	-50.00%	N/A	-50.00%
40.00	-60.00%	N/A	-60.00%
30.00	-70.00%	N/A	-70.00%
20.00	-80.00%	N/A	-80.00%
10.00	-90.00%	N/A	-90.00%
0.00	-100.00%	N/A	-100.00%
(1) The Basket Ending Level has not decreased, as compared to the Basket Starting Level, by a percentage that is more than 20.00%.
(2) The Basket Ending Level has decreased, as compared to the Basket Starting Level, by a percentage that is more than 20.00%.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: A Knock-Out Event has not occurred, and the level of the Reference Asset decreases from the Basket Starting Level of 100.00 to a Basket Ending Level of 90.00. Because a Knock-Out Event has not occurred and the Basket Return of -10.00% is less than the Contingent Minimum Return of 5.00%, the investor benefits from the Contingent Minimum Return and receives a Payment at Maturity of $1,050.00 per $1,000 Principal Amount of Notes.

Example 2: A Knock-Out Event has not occurred, and the level of the Reference Asset increases from the Basket Starting Level of 100.00 to a Basket Ending Level of 110.00. Because a Knock-Out Event has not occurred and the Basket Return of 10.00% is greater than the Contingent Minimum Return of 5.00% but less than the Maximum Cap of 20.00%, the investor receives a Payment at Maturity of $1,100.00 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 + ($1,000 × 10.00%) = $1,100.00

Example 3: A Knock-Out Event has not occurred, and the level of the Reference Asset increases from the Basket Starting Level of 100.00 to a Basket Ending Level of 130.00. Because a Knock-Out Event has not occurred and the Basket Return of 30.00% is greater than the Maximum Cap of 17.00% the investor receives a Payment at Maturity of $1,170.00 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 + ($1,000 × 17.00%) = $1,170.00

Example 4: A Knock-Out Event has occurred, and the level of the Reference Asset decreases from the Basket Starting Level of 100.00 to a Basket Ending Level of 70.00.  Because a Knock-Out Event has occurred and the Basket Return is -30.00%, the investor is exposed to the performance of the Reference Asset and receives a Payment at Maturity of $700.00 per $1,000.00 Principal Amount of Notes, calculated as follows:

$1,000 + ($1,000 × -30.00%) = $700.00

Description of the Reference Asset

General

This pricing supplement is not an offer to sell and it is not an offer to buy interests in any Basket Component.  All disclosure contained in this pricing supplement regarding the Reference Asset, including the performance and description of the Basket Components, where applicable, is derived from publicly available information. Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about any Basket Component contained in this pricing supplement.  You should make your own investigation into each Basket Component.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the accompanying prospectus supplement.

REFERENCE ASSET ISSUER AND REFERENCE ASSET INFORMATION

The Notes have not been passed on by the Reference Asset Issuers as to their legality or suitability. The Notes are not issued by and are not financial or legal obligations of the Reference Asset Issuers. The Reference Asset Issuers make no warranties and bear no liabilities with respect to the Notes. This pricing supplement relates only to the Notes offered and does not relate to any security of an underlying issuer.

All information on the Basket Components and the Reference Asset Issuers is derived from publicly available information. Companies with securities registered under the Securities Exchange Act of 1934 (the ”Exchange Act”) are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act by a company issuing a Basket Component can be located by reference to the SEC file number specified in the description of the Basket Components below.  In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.  We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by any Reference Asset Issuer with the SEC. In connection with any issuance of Notes, neither we nor the agent has participated in the preparation of the above-described documents or made any due diligence inquiry with respect to the Reference Asset Issuers. Neither we nor any affiliate makes any representation that such publicly available documents or any other publicly available information regarding any Reference Asset Issuer is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described herein) that would affect the trading level or price of a Basket Component (and therefore the price of such Basket Component at the time we price the Notes) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the sponsor or issuer of the respective Basket Components could affect the value received at maturity with respect to the Notes and therefore the price of the Notes.

THE ALLSTATE CORPORATION (ALL)

Description of The Allstate Corporation

The Allstate Corporation has stated in its filings with the SEC that it is primarily engaged in the personal property and casualty insurance business and the life insurance, retirement and investment products business.  Information filed by The Allstate Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 1-11840 or its CIK Code: 0000899051.  The common stock of The Allstate Corporation is listed on NYSE under ticker symbol “ALL”.

Historical Performance of The Allstate Corporation

The following table sets forth (to the extent available) the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Basket Component for each quarter in the period from January 2, 2007 through January 18, 2012. We obtained the data in these tables from Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Basket Component should not be taken as an indication of future performance of the Basket Component.

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 30, 2007	$65.85	$58.28	$60.06
June 29, 2007	$63.73	$59.46	$61.51
September 28, 2007	$62.45	$50.25	$57.19
December 31, 2007	$59.23	$48.90	$52.23
March 31, 2008	$52.90	$44.60	$48.06
June 30, 2008	$52.16	$45.49	$45.59
September 30, 2008	$48.00	$41.37	$46.12
December 31, 2008	$44.50	$17.73	$32.76
March 31, 2009	$33.50	$13.77	$19.15
June 30, 2009	$28.73	$18.50	$24.40
September 30, 2009	$31.74	$22.82	$30.62
December 31, 2009	$32.23	$27.52	$30.04
March 31, 2010	$32.48	$28.14	$32.31
June 30, 2010	$35.51	$28.41	$28.73
September 30, 2010	$32.36	$26.89	$31.55
December 31, 2010	$33.29	$29.00	$31.88
March 31, 2011	$32.60	$30.43	$31.78
June 30, 2011	$34.37	$29.28	$30.53
September 30, 2011	$30.98	$22.27	$23.69
December 30, 2011	$27.98	$22.34	$27.41
January 18, 2012*	$29.47	$26.99	$29.47

* As of the date of this pricing supplement available information for the first calendar quarter of 2012 includes data for the period from January 3, 2012 through January 18, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2012.

The graph below illustrates the performance of The Allstate Corporation’s common stock from January 18, 2007 through January 18, 2012, based on information from Bloomberg Professional® service. The market price of the Basket Component on January 18, 2012 was $29.47. Past performance of the Basket Component is not indicative of the future performance of the Basket Component.

GENERAL DYNAMICS CORPORATION (GD)

Description of General Dynamics Corporation

General Dynamics Corporation has stated in its filings with the SEC that it offers products and services in business aviation; combat vehicles, weapons systems and munitions; military and commercial shipbuilding; and communications and information technology.  Information filed by General Dynamics Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 1-3671 or its CIK Code: 0000040533.  The common stock of General Dynamics Corporation is listed on NYSE under ticker symbol “GD”.

Historical Performance of General Dynamics Corporation

The following table sets forth (to the extent available) the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Basket Component for each quarter in the period from January 2, 2007 through January 18, 2012. We obtained the data in these tables from Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Basket Component should not be taken as an indication of future performance of the Basket Component.

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 30, 2007	$81.28	$73.59	$76.40
June 29, 2007	$82.41	$76.01	$78.22
September 28, 2007	$85.70	$70.61	$84.47
December 31, 2007	$94.55	$82.41	$88.99
March 31, 2008	$89.87	$75.40	$83.37
June 30, 2008	$95.13	$82.48	$84.20
September 30, 2008	$94.41	$70.03	$73.62
December 31, 2008	$73.62	$47.83	$57.59
March 31, 2009	$61.38	$35.30	$41.59
June 30, 2009	$61.12	$40.79	$55.39
September 30, 2009	$65.16	$49.85	$64.60
December 31, 2009	$70.84	$62.20	$68.17
March 31, 2010	$78.62	$65.31	$77.20
June 30, 2010	$79.00	$58.47	$58.56
September 30, 2010	$64.58	$55.46	$62.81
December 31, 2010	$71.44	$61.51	$70.96
March 31, 2011	$78.25	$69.46	$76.56
June 30, 2011	$78.00	$69.23	$74.52
September 30, 2011	$75.92	$55.10	$56.89
December 30, 2011	$67.36	$54.73	$66.41
January 18, 2012*	$71.83	$66.40	$71.62

* As of the date of this pricing supplement available information for the first calendar quarter of 2012 includes data for the period from January 3, 2012 through January 18, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2012.

The graph below illustrates the performance of General Dynamics Corporation’s common stock from January 18, 2007 through January 18, 2012, based on information from Bloomberg Professional® service. The market price of the Basket Component on January 18, 2012 was $71.62. Past performance of the Basket Component is not indicative of the future performance of the Basket Component.

E. I. DU PONT DE NEMOURS AND COMPANY (DD)

Description of E. I. du Pont de Nemours and Company

E. I. du Pont de Nemours and Company has stated in its filings with the SEC that it operates as a science and technology company. It operates in seven segments: Agriculture & Nutrition, Electronics & Communications, Performance Chemicals, Performance Coatings, Performance Materials, Safety & Protection, and Pharmaceuticals.  Information filed by E.I. du Pont de Nemours and Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 1-815 or its CIK Code: 0000030554.  The common stock of E. I. du Pont de Nemours and Company is listed on NYSE under ticker symbol “DD”.

Historical Performance of E. I. du Pont de Nemours and Company

The following table sets forth (to the extent available) the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Basket Component for each quarter in the period from January 2, 2007 through January 18, 2012. We obtained the data in these tables from Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Basket Component should not be taken as an indication of future performance of the Basket Component.

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 30, 2007	$53.67	$47.58	$49.43
June 29, 2007	$53.25	$48.44	$50.84
September 28, 2007	$53.48	$45.75	$49.56
December 31, 2007	$50.42	$42.25	$44.09
March 31, 2008	$48.07	$41.26	$46.76
June 30, 2008	$52.34	$42.36	$42.89
September 30, 2008	$48.22	$39.45	$40.30
December 31, 2008	$41.15	$21.33	$25.30
March 31, 2009	$27.98	$16.06	$22.33
June 30, 2009	$30.21	$21.62	$25.62
September 30, 2009	$34.59	$23.91	$32.14
December 31, 2009	$35.62	$30.10	$33.67
March 31, 2010	$39.04	$31.88	$37.24
June 30, 2010	$41.37	$33.66	$34.59
September 30, 2010	$45.87	$33.73	$44.62
December 31, 2010	$50.17	$44.21	$49.88
March 31, 2011	$56.19	$47.22	$54.97
June 30, 2011	$57.00	$48.64	$54.05
September 30, 2011	$56.19	$39.94	$39.97
December 30, 2011	$49.92	$37.11	$45.78
January 18, 2012*	$49.50	$45.23	$49.45

* As of the date of this pricing supplement available information for the first calendar quarter of 2012 includes data for the period from January 3, 2012 through January 18, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2012.

The graph below illustrates the performance of E. I. du Pont de Nemours and Company’s common stock from January 18, 2007 through January 18, 2012, based on information from Bloomberg Professional® service. The market price of the Basket Component on January 18, 2012 was $49.45. Past performance of the Basket Component is not indicative of the future performance of the Basket Component.

ILLINOIS TOOL WORKS INC. (ITW)

Description of Illinois Tool Works Inc.

Illinois Tool Works Inc. has stated in its filings with the SEC that it manufactures industrial products and equipment. Information filed by Illinois Tool Works Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 1-4797 or its CIK Code: 0000049826.  The common stock of Illinois Tool Works Inc. is listed on NYSE under ticker symbol “ITW”.

Historical Performance of Illinois Tool Works Inc.

The following table sets forth (to the extent available) the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Basket Component for each quarter in the period from January 2, 2007 through January 18, 2012. We obtained the data in these tables from Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Basket Component should not be taken as an indication of future performance of the Basket Component.

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 30, 2007	$53.65	$45.60	$51.60
June 29, 2007	$56.70	$50.51	$54.19
September 28, 2007	$60.00	$50.59	$59.64
December 31, 2007	$60.00	$51.41	$53.54
March 31, 2008	$53.97	$45.66	$48.23
June 30, 2008	$55.59	$46.22	$47.51
September 30, 2008	$51.00	$41.97	$44.45
December 31, 2008	$43.90	$28.50	$35.05
March 31, 2009	$37.47	$25.80	$30.85
June 30, 2009	$38.42	$29.69	$37.34
September 30, 2009	$44.91	$34.47	$42.71
December 31, 2009	$51.16	$40.77	$47.99
March 31, 2010	$50.15	$41.94	$47.36
June 30, 2010	$52.72	$41.05	$41.28
September 30, 2010	$47.67	$40.33	$47.02
December 31, 2010	$53.84	$45.57	$53.40
March 31, 2011	$56.34	$52.43	$53.72
June 30, 2011	$58.79	$52.09	$56.49
September 30, 2011	$59.27	$40.82	$41.60
December 30, 2011	$49.91	$39.13	$46.71
January 18, 2012*	$51.88	$46.67	$50.70

* As of the date of this pricing supplement available information for the first calendar quarter of 2012 includes data for the period from January 3, 2012 through January 18, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2012.

The graph below illustrates the performance of Illinois Tool Works Inc.’s common stock from January 18, 2007 through January 18, 2012, based on information from Bloomberg Professional® service. The market price of the Basket Component on January 18, 2012 was $50.70. Past performance of the Basket Component is not indicative of the future performance of the Basket Component.

NEWMONT MINING CORPORATION (NEM)

Description of Newmont Mining Corporation

Newmont Mining Corporation has stated in its filings with the SEC that it is a gold producer with assets or operations in the United States, Australia, Peru, Indonesia, Ghana, Canada, New Zealand and Mexico.  Newmont Mining Corporation is also engaged in the production of copper, principally through its operations in Indonesia and Australia.  Information filed by Newmont Mining Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 1-31240 or its CIK Code: 0001164727.  The common stock of Newmont Mining Corporation is listed on NYSE under ticker symbol “NEM”.

Historical Performance of Newmont Mining Corporation

The following table sets forth (to the extent available) the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Basket Component for each quarter in the period from January 2, 2007 through January 18, 2012. We obtained the data in these tables from Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Basket Component should not be taken as an indication of future performance of the Basket Component.

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 30, 2007	$48.33	$40.53	$41.99
June 29, 2007	$45.25	$38.09	$39.06
September 28, 2007	$48.42	$38.01	$44.73
December 31, 2007	$56.35	$44.25	$48.83
March 31, 2008	$57.55	$44.74	$45.30
June 30, 2008	$53.24	$42.36	$52.16
September 30, 2008	$53.76	$35.80	$38.76
December 31, 2008	$41.79	$21.18	$40.70
March 31, 2009	$47.30	$34.40	$44.76
June 30, 2009	$49.84	$37.55	$40.87
September 30, 2009	$48.00	$36.78	$44.02
December 31, 2009	$56.44	$41.45	$47.31
March 31, 2010	$52.56	$42.80	$50.93
June 30, 2010	$62.61	$50.86	$61.74
September 30, 2010	$65.50	$54.31	$62.81
December 31, 2010	$65.11	$57.31	$61.43
March 31, 2011	$62.20	$50.06	$54.58
June 30, 2011	$60.45	$51.10	$53.97
September 30, 2011	$71.25	$52.78	$62.90
December 30, 2011	$72.41	$58.31	$60.01
January 18, 2012*	$64.61	$59.69	$60.35

* As of the date of this pricing supplement available information for the first calendar quarter of 2012 includes data for the period from January 3, 2012 through January 18, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2012.

The graph below illustrates the performance of Newmont Mining Corporation’s common stock from January 18, 2007 through January 18, 2012, based on information from Bloomberg Professional® service. The market price of the Basket Component on January 18, 2012 was $60.35. Past performance of the Basket Component is not indicative of the future performance of the Basket Component.

EATON CORPORATION (ETN)

Description of Eaton Corporation

Eaton Corporation has stated in its filings with the SEC that it is a power management company.  It provides electrical components and systems for power quality, distribution and control; hydraulics components, systems and services for industrial and mobile equipment; aerospace fuel, hydraulics and pneumatic systems for commercial and military use; and truck and automotive drivetrain and powertrain systems for performance, fuel economy and safety.  Information filed by Eaton Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 1-1396 or its CIK Code: 0000031277.  The common stock of Eaton Corporation is listed on NYSE under ticker symbol “ETN”.

Historical Performance of Eaton Corporation

The following table sets forth (to the extent available) the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Basket Component for each quarter in the period from January 2, 2007 through January 18, 2012. We obtained the data in these tables from Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Basket Component should not be taken as an indication of future performance of the Basket Component.

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 30, 2007	$42.80	$35.96	$41.78
June 29, 2007	$47.80	$41.73	$46.50
September 28, 2007	$52.02	$41.13	$49.52
December 31, 2007	$50.91	$42.32	$48.48
March 31, 2008	$48.87	$36.22	$39.84
June 30, 2008	$49.07	$38.71	$42.49
September 30, 2008	$42.48	$26.19	$28.09
December 31, 2008	$28.03	$18.86	$24.86
March 31, 2009	$26.66	$15.01	$18.43
June 30, 2009	$24.78	$18.02	$22.31
September 30, 2009	$30.33	$20.18	$28.30
December 31, 2009	$33.53	$26.98	$31.81
March 31, 2010	$38.47	$30.42	$37.89
June 30, 2010	$40.60	$32.66	$32.72
September 30, 2010	$42.16	$31.48	$41.25
December 31, 2010	$51.31	$40.49	$50.76
March 31, 2011	$56.49	$48.57	$55.44
June 30, 2011	$56.20	$45.79	$51.45
September 30, 2011	$53.21	$33.97	$35.50
December 30, 2011	$47.44	$33.10	$43.53
January 18, 2012*	$49.94	$43.51	$49.43

* As of the date of this pricing supplement available information for the first calendar quarter of 2012 includes data for the period from January 3, 2012 through January 18, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2012.

The graph below illustrates the performance of Eaton Corporation’s common stock from January 18, 2007 through January 18, 2012, based on information from Bloomberg Professional® service. The market price of the Basket Component on January 18, 2012 was $49.43. Past performance of the Basket Component is not indicative of the future performance of the Basket Component.

THE BANK OF NEW YORK MELLON CORPORATION (BK)

Description of The Bank of New York Mellon Corporation

The Bank of New York Mellon Corporation has stated in its filings with the SEC that it is a financial services company and divides its businesses into seven segments: Asset Management; Wealth Management; Asset Servicing; Issuer Services; Clearing Services; Treasury Services and Other.  Information filed by The Bank of New York Mellon Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 1- 52710 or its CIK Code: 0001390777.  The common stock of The Bank of New York Mellon Corporation is listed on the NYSE under ticker symbol “BK”.

Historical Performance of The Bank of New York Mellon Corporation

The following table sets forth (to the extent available) the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Basket Component for each quarter in the period from January 2, 2007 through January 18, 2012. We obtained the data in these tables from Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Basket Component should not be taken as an indication of future performance of the Basket Component.

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 30, 2007	$46.07	$39.83	$42.98
June 29, 2007	$45.46	$40.78	$43.93
September 28, 2007	$46.92	$38.31	$44.14
December 31, 2007	$50.26	$42.93	$48.76
March 31, 2008	$49.39	$38.84	$41.73
June 30, 2008	$46.21	$36.92	$37.83
September 30, 2008	$42.00	$21.61	$32.58
December 31, 2008	$36.07	$20.49	$28.33
March 31, 2009	$29.28	$15.70	$28.25
June 30, 2009	$33.60	$23.75	$29.31
September 30, 2009	$31.57	$26.11	$28.99
December 31, 2009	$29.93	$25.80	$27.97
March 31, 2010	$31.46	$26.35	$30.88
June 30, 2010	$32.65	$24.63	$24.69
September 30, 2010	$26.95	$23.78	$26.13
December 31, 2010	$30.59	$24.65	$30.20
March 31, 2011	$32.49	$28.07	$29.87
June 30, 2011	$30.77	$24.16	$25.62
September 30, 2011	$26.43	$18.28	$18.59
December 30, 2011	$22.56	$17.10	$19.91
January 18, 2012*	$22.08	$19.79	$20.30

* As of the date of this pricing supplement available information for the first calendar quarter of 2012 includes data for the period from January 3, 2012 through January 18, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2012.

The graph below illustrates the performance of The Bank of New York Mellon Corporation’s common stock from January 18, 2007 through January 18, 2012, based on information from Bloomberg Professional® service. The market price of the Basket Component on January 18, 2012 was $20.30. Past performance of the Basket Component is not indicative of the future performance of the Basket Component.

THE DOW CHEMICAL COMPANY (DOW)

Description of The Dow Chemical Company

The Dow Chemical Company has stated in its filings with the SEC that it manufactures and supplies products used as raw materials in the manufacture of customer products and services. Information filed by The Dow Chemical Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 1-03433 or its CIK Code: 0000029915.  The common stock of The Dow Chemical Company is listed on the NYSE under ticker symbol “DOW”.

Historical Performance of The Dow Chemical Company

The following table sets forth (to the extent available) the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Basket Component for each quarter in the period from January 2, 2007 through January 18, 2012. We obtained the data in these tables from Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Basket Component should not be taken as an indication of future performance of the Basket Component.

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 30, 2007	$47.26	$39.02	$45.86
June 29, 2007	$47.60	$43.71	$44.22
September 28, 2007	$47.96	$38.89	$43.06
December 31, 2007	$47.39	$39.20	$39.42
March 31, 2008	$40.00	$33.01	$36.85
June 30, 2008	$42.90	$34.64	$34.91
September 30, 2008	$38.50	$30.82	$31.78
December 31, 2008	$32.28	$14.93	$15.09
March 31, 2009	$16.68	$5.89	$8.43
June 30, 2009	$18.99	$8.14	$16.14
September 30, 2009	$27.24	$14.22	$26.07
December 31, 2009	$29.50	$23.15	$27.63
March 31, 2010	$31.65	$25.57	$29.57
June 30, 2010	$32.05	$23.42	$23.72
September 30, 2010	$28.50	$22.43	$27.46
December 31, 2010	$34.50	$27.38	$34.14
March 31, 2011	$39.00	$34.12	$37.75
June 30, 2011	$42.23	$33.97	$36.00
September 30, 2011	$37.30	$22.46	$22.46
December 30, 2011	$29.56	$20.61	$28.76
January 18, 2012*	$33.16	$28.65	$33.15

* As of the date of this pricing supplement available information for the first calendar quarter of 2012 includes data for the period from January 3, 2012 through January 18, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2012.

The graph below illustrates the performance of The Dow Chemical Company’s common stock from January 18, 2007 through January 18, 2012, based on information from Bloomberg Professional® service. The market price of the Basket Component on January 18, 2012 was $33.15. Past performance of the Basket Component is not indicative of the future performance of the Basket Component.

FIFTH THIRD BANCORP (FITB)

Description of Fifth Third Bancorp

Fifth Third Bancorp, a Swiss corporation, has stated in its filings with the SEC that it is a financial services holding company in the United States.  Information filed by Fifth Third Bancorp with the SEC under the Exchange Act can be located by reference to its SEC file number: 1-33653 or its CIK Code: 0000035527.  The common stock of Fifth Third Bancorp are listed on NASDAQ Stock Market LLC under ticker symbol “FITB”.

Historical Performance of Fifth Third Bancorp

The following table sets forth (to the extent available) the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Basket Component for each quarter in the period from January 2, 2007 through January 18, 2012. We obtained the data in these tables from Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Basket Component should not be taken as an indication of future performance of the Basket Component.

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 30, 2007	$41.41	$37.93	$38.69
June 29, 2007	$43.32	$37.88	$39.77
September 28, 2007	$41.17	$33.60	$33.88
December 31, 2007	$35.33	$24.82	$25.13
March 31, 2008	$28.58	$20.25	$20.92
June 30, 2008	$23.75	$8.96	$10.18
September 30, 2008	$21.00	$7.96	$11.90
December 31, 2008	$14.75	$6.33	$8.26
March 31, 2009	$8.65	$1.01	$2.92
June 30, 2009	$9.15	$2.50	$7.10
September 30, 2009	$11.20	$6.34	$10.13
December 31, 2009	$10.90	$8.76	$9.75
March 31, 2010	$14.04	$9.82	$13.59
June 30, 2010	$15.95	$12.00	$12.29
September 30, 2010	$13.81	$10.65	$12.03
December 31, 2010	$15.11	$11.71	$14.68
March 31, 2011	$15.75	$13.25	$13.88
June 30, 2011	$14.14	$11.88	$12.75
September 30, 2011	$13.09	$9.14	$10.10
December 30, 2011	$13.08	$9.60	$12.72
January 18, 2012*	$14.16	$12.69	$13.75

* As of the date of this pricing supplement available information for the first calendar quarter of 2012 includes data for the period from January 3, 2012 through January 18, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2012.

The graph below illustrates the performance of Fifth Third Bancorp’s shares from January 18, 2007 through January 18, 2012, based on information from Bloomberg Professional® service. The market price of the Basket Component on January 18, 2012 was $13.75. Past performance of the Basket Component is not indicative of the future performance of the Basket Component.

METLIFE, INC. (MET)

Description of MetLife, Inc.

MetLife, Inc. has stated in its filings with the SEC that is a provider of insurance, annuities and employee benefit programs.  Information filed by MetLife, Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 1-15787 or its CIK Code: 0001099219.  The common stock of MetLife, Inc. is listed on NYSE under ticker symbol “MET”.

Historical Performance of MetLife, Inc.

The following table sets forth (to the extent available) the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Basket Component for each quarter in the period from January 2, 2007 through January 18, 2012. We obtained the data in these tables from Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Basket Component should not be taken as an indication of future performance of the Basket Component.

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 30, 2007	$66.25	$58.74	$63.15
June 29, 2007	$69.35	$62.80	$64.48
September 28, 2007	$70.27	$58.49	$69.73
December 31, 2007	$71.23	$59.73	$61.62
March 31, 2008	$62.53	$52.46	$60.26
June 30, 2008	$63.60	$52.61	$52.77
September 30, 2008	$65.45	$43.75	$56.00
December 31, 2008	$53.49	$15.73	$34.86
March 31, 2009	$37.38	$11.37	$22.77
June 30, 2009	$35.52	$21.27	$30.01
September 30, 2009	$41.45	$26.03	$38.07
December 31, 2009	$38.75	$32.16	$35.35
March 31, 2010	$43.63	$33.40	$43.34
June 30, 2010	$47.75	$36.70	$37.76
September 30, 2010	$43.12	$35.38	$38.45
December 31, 2010	$45.09	$37.33	$44.44
March 31, 2011	$48.72	$41.25	$44.73
June 30, 2011	$47.10	$39.13	$43.87
September 30, 2011	$44.56	$26.39	$28.01
December 30, 2011	$37.39	$25.61	$31.18
January 18, 2012*	$36.40	$31.07	$35.61

* As of the date of this pricing supplement available information for the first calendar quarter of 2012 includes data for the period from January 3, 2012 through January 18, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2012.

The graph below illustrates the performance of MetLife, Inc.’s common stock from January 18, 2007 through January 18, 2012, based on information from Bloomberg Professional® service. The market price of the Basket Component on January 18, 2012 was $35.61. Past performance of the Basket Component is not indicative of the future performance of the Basket Component.

FREEPORT-MCMORAN COPPER & GOLD INC. (FCX)

Description of Freeport-McMoRan Copper & Gold Inc.

Freeport-McMoRan Copper & Gold Inc. has stated in its filings with the SEC that it is a mining company that primarily produces copper, gold and molybdenum. Information filed by Freeport-McMoRan Copper & Gold Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 1-11307-01 or its CIK Code: 0000831259.  The common stock of Freeport-McMoRan Copper & Gold Inc. is listed on NYSE under ticker symbol “FCX”.

Historical Performance of Freeport-McMoRan Copper & Gold Inc.

The following table sets forth (to the extent available) the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Basket Component for each quarter in the period from January 2, 2007 through January 18, 2012. We obtained the data in these tables from Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Basket Component should not be taken as an indication of future performance of the Basket Component.

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 30, 2007	$33.60	$24.49	$33.10
June 29, 2007	$42.75	$32.81	$41.41
September 28, 2007	$55.24	$33.54	$52.45
December 31, 2007	$60.10	$42.86	$51.22
March 31, 2008	$53.69	$34.55	$48.11
June 30, 2008	$63.62	$46.50	$58.60
September 30, 2008	$58.54	$25.62	$28.43
December 31, 2008	$28.10	$7.85	$12.22
March 31, 2009	$21.73	$10.59	$19.06
June 30, 2009	$30.78	$18.30	$25.06
September 30, 2009	$36.72	$21.60	$34.31
December 31, 2009	$43.68	$31.51	$40.15
March 31, 2010	$45.28	$33.02	$41.77
June 30, 2010	$44.15	$29.12	$29.57
September 30, 2010	$43.96	$28.36	$42.70
December 31, 2010	$60.39	$43.19	$60.05
March 31, 2011	$61.35	$46.25	$55.55
June 30, 2011	$58.75	$46.06	$52.90
September 30, 2011	$56.78	$30.37	$30.45
December 30, 2011	$43.50	$28.85	$36.79
January 18, 2012*	$44.69	$36.62	$44.47

* As of the date of this pricing supplement available information for the first calendar quarter of 2012 includes data for the period from January 3, 2012 through January 18, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2012.

The graph below illustrates the performance of Freeport-McMoRan Copper & Gold Inc.’s common stock from January 18, 2007 through January 18, 2012, based on information from Bloomberg Professional® service. The market price of the Basket Component on January 18, 2012 was $44.47. Past performance of the Basket Component is not indicative of the future performance of the Basket Component.

Market Disruption Events

If the Final Valuation Date is not a scheduled trading day for a Basket Component, then the Final Valuation Date, as applicable, for such Basket Component will be the next day that is a scheduled trading day for such Basket Component.  If a market disruption event (as defined below) exists for a Basket Component on the Final Valuation Date, as applicable, then the Final Valuation Date, as applicable, for such Basket Component will be the next scheduled trading day on which a market disruption event does not exist with respect to such Basket Component.  If the market disruption event continues for five consecutive scheduled trading days, then the fifth of such consecutive scheduled trading days will nonetheless be the Final Valuation Date, as applicable, for such Basket Component, and the calculation agent will determine, in its discretion, the Official Closing Price of such Basket Component on that date in good faith and in its sole discretion using its estimate of the exchange traded price for such Basket Component that would have prevailed but for that market disruption event. For the avoidance of doubt, if no market disruption event exists with respect to a Basket Component on the originally scheduled Final Valuation Date, as applicable, the determination of such Basket Component’s Official Closing Price will be made on the originally scheduled Final Valuation Date irrespective of the existence of a market disruption event with respect to one or more of the other Basket Components. If the Final Valuation Date for any Basket Component is postponed, then the Maturity Date will also be postponed by an equal number of business days following the latest postponed Final Valuation Date and no interest will be payable in respect of such postponement.

 “Market disruption event” means for purposes hereof:

With respect to a Basket Component and any date, the occurrence or existence of any of the following conditions which the calculation agent determines is material: (i) any suspension of or limitation imposed on trading by any relevant exchange or related exchange or otherwise, and whether by reason of movements in price exceeding limits permitted by that relevant exchange or related exchange or otherwise, (a) relating to the Basket Component or (b) in any futures or options contracts relating to the Basket Component; or (ii) any event (other than an event described in (iii) below) that disrupts or impairs (as determined by the calculation agent) the ability of market participants in general (a) to effect transactions in, or obtain market values for, the Basket Component or (b) to effect transactions in, or obtain market values for, any futures or options contracts relating to the Basket Component; or (iii) the closure on any scheduled trading day of any relevant exchange or related exchange prior to its scheduled closing time unless that earlier closing time is announced by that relevant exchange or related exchange at least one hour prior to the actual closing time for the regular trading session on that relevant exchange or related exchange on that scheduled trading day; or (iv) the relevant exchange or any related exchange for the Basket Component fails to open for trading during its regular trading session.

“Relevant exchange” means with respect to a Basket Component, the primary exchange for that Basket Component.

“Related exchange” means with respect to a Basket Component, the exchanges or quotation systems, if any, on which options or futures contracts on that relevant Basket Component are traded or quoted, and as may be selected from time to time by the calculation agent.

“Scheduled closing time” means, with respect to any exchange and a scheduled trading day, the scheduled weekday closing time of that exchange on that scheduled trading day, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled trading day” means with respect a Basket Component, any day on which the relevant exchange for that Basket Component and each related exchange for that Basket Component are scheduled to be open for trading for that Basket Component.

The calculation agent will notify the Noteholders of the existence of a market disruption event on any day that, but for the occurrence or existence of a market disruption event, would have been the Final Valuation Date.

Merger Event and Tender Offer

A “merger event” shall mean, in respect of a Basket Component, any (i) reclassification or change of the shares of the Basket Component that results in a transfer of or an irrevocable commitment to transfer all shares of the Basket Component outstanding, (ii) consolidation, amalgamation or merger of the Reference Asset Issuer with or into another entity (other than a consolidation, amalgamation or merger of the Reference Asset Issuer with or into another entity and which does not result in any such reclassification or change of all shares of the Basket Component) or (iii) a takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person to purchase or otherwise obtain 100% of the outstanding shares of the Basket Component that results in a transfer of or an irrevocable commitment to transfer all shares of the Basket Component (other than those shares of the Basket Component owned or controlled by the offeror), or (iv) consolidation, amalgamation, merger or binding share exchange of the Reference Asset Issuer or its subsidiaries with or into another entity in which the Reference Asset Issuer is the continuing entity and which does not result in a reclassification or change of the shares of the Basket Component outstanding but results in the outstanding shares of the Basket Component (other than shares of the Basket Component owned or controlled by that other entity) immediately prior to that event collectively representing less than 50% of the outstanding shares of the Basket Component immediately following that event, in each case if the approval date (as defined below) is on or before a Final Valuation Date.

A “tender offer” shall mean, in respect of the voting shares of a Reference Asset Issuer, any takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person that results in that entity or person purchasing, or otherwise obtaining or having the right to obtain, by conversion or other means, not less than 10% of the outstanding voting shares of the Reference Asset Issuer as determined by the calculation agent, based upon the making of filings with governmental or self-regulatory agencies or such other information as the calculation agent deems relevant.

If a merger event or a tender offer occurs in respect of a Basket Component that is an American depositary share and the Basket Component is still publicly quoted, traded or listed on the New York Stock Exchange or the NASDAQ Global Market or their successors in interest, then the calculation agent shall adjust such terms and conditions of the Notes as the calculation agent determines appropriate to account for that event.

If a merger event or tender offer occurs in respect of a Basket Component and the shares of the Basket Component are exchanged for new shares (with no other distributions of property in respect of the shares of the Basket Component), and those new shares are publicly quoted, traded or listed on the New York Stock Exchange, the NASDAQ Global Market or their successors in interest, then the Basket Component shall be adjusted to comprise the number of new shares to which a holder of one share of the Basket Component immediately prior to the occurrence of the merger event or tender offer, as the case may be, would be entitled upon consummation of the merger event or tender offer. The calculation agent shall also adjust such terms and conditions of the Notes as the calculation agent determines appropriate to account for that event and such new shares shall be deemed Basket Component.

If a merger event or tender offer occurs and any distributions of property (other than the publicly quoted new shares referred to above) are made on the shares of the Basket Component, in whole or in part, then the calculation agent shall accelerate the Maturity Date to the day which is five business days after the approval date (as defined below). On the Maturity Date, we shall pay to each holder of a Note the Payment at Maturity, provided that for purposes of that calculation, the Official Closing Price of the Basket Component will be deemed to be the value of all consideration received (or that would be received) in respect of that event, and the Final Valuation Date will be deemed to be the approval date and the relevant period with respect to any interest payment shall be deemed to end on and include the approval date. In addition, the calculation agent shall adjust the Payment at Maturity for the value of the imbedded options that would preserve for a holder of Notes the economic equivalent of any remaining payment obligations with respect to the Notes hereunder. The “approval date” is the closing date of a merger event, or, in the case of a tender offer, the date on which the person or entity making the tender offer acquires or acquires the right to obtain the relevant percentage of the voting shares of the Reference Asset Issuer, or if that date is not a scheduled trading day, the immediately preceding scheduled trading day. In the case of an acceleration of the maturity of the Notes, interest, if any, will be paid on the Notes through and excluding the related date of accelerated payment.

Notwithstanding these alternative arrangements, a merger event or tender offer may affect the Basket Component in a manner that adversely affects the value of, and trading in, the Notes. Similarly, an adjustment or acceleration resulting from a merger event or a tender offer may adversely affect the value of, or the trading in, the Notes.

Share Delisting, Nationalization, Insolvency

A share delisting shall be deemed to have occurred if at any time during the period from and including the issue date to and including the Final Valuation Date the shares of a Basket Component cease to be listed on the relevant exchange for those shares for any reason and are not immediately re-listed on a successor exchange which is the New York Stock Exchange, the NASDAQ Global Market or a successor in interest (a “successor exchange”). If the Basket Component is immediately re-listed on a successor exchange, then the Basket Component shall continue to be deemed to be the Basket Component.

A nationalization shall be deemed to have occurred if, at any time during the period from and including the issue date to and including the Final Valuation Date, all or substantially all of the assets of a Reference Asset Issuer are nationalized, expropriated, or are otherwise required to be transferred to any governmental agency, authority or entity.

An insolvency shall be deemed to have occurred if, at any time during the period from and including the issue date to and including the Final Valuation Date, by reason of voluntary or involuntary liquidation, bankruptcy or insolvency or any analogous proceeding involving a Reference Asset Issuer (i) any shares of the related Basket Component are required to be transferred to a trustee, liquidator or other similar official or (ii) holders of any shares of the related Basket Component become legally prohibited from transferring those shares.

If a nationalization, insolvency or share delisting occurs, the calculation agent may accelerate the Maturity Date to the day which is five business days after the announcement date (as defined below). On the accelerated Maturity Date, the issuer shall pay to each Noteholder the Payment at Maturity and for the purposes of that calculation, the Official Closing Price of the Basket Component will be deemed to be the closing price on the scheduled trading day immediately prior to the announcement date. In addition, the calculation agent shall adjust the Payment at Maturity for the value of the imbedded options that would preserve for a holder of Notes the economic equivalent of any remaining payment obligations with respect to the Notes hereunder. The “announcement date” means (i) in the case of a nationalization, the day of the first public announcement by the relevant government authority that all or substantially all of the assets of the Reference Asset Issuer are to be nationalized, expropriated or otherwise transferred to any governmental agency, authority or entity, (ii) in the case of a delisting event, the day of the first public announcement by the relevant exchange that the shares of the Basket Component will cease to trade or be publicly quoted on that exchange or the deposit agreement is terminated or (iii) in the case of an insolvency, the day of the first public announcement of the institution of a proceeding or presentation of a petition or passing of a resolution (or other analogous procedure in any jurisdiction) that leads to an insolvency with respect to the Reference Asset Issuer. In the case of an acceleration of the maturity of the Notes interest, if any, will be paid on the Notes through and excluding the related date of accelerated payment.

Adjustments

Following the declaration by a Reference Asset Issuer of the terms of any potential adjustment event (as defined below), the calculation agent will determine whether that potential adjustment event has a diluting or concentrative effect on the theoretical value of the Basket Component and, if so, will make such calculations and adjustments to the terms of the Note as may be necessary in order to account for the economic effect of such event.

For purposes hereof, “potential adjustment event” means the occurrence of any of the following after the issue date of the Notes:

(i) a subdivision, consolidation or reclassification of the shares of the Basket Component (unless a merger event), or a free distribution or dividend of any shares of the Basket Component to existing holders by way of bonus, capitalization or similar issue;

(ii) a distribution or dividend to existing holders of shares of the Basket Component of (A) the Basket Component (B) other share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of the Reference Asset Issuer equally or proportionately with such payments to holders of those shares or (C) other types of securities, rights or warrants or other assets, in any case for payment (cash or other) at less than the prevailing market price as determined by the calculation agent;

(iii) an extraordinary dividend;

(iv) a call by the relevant Reference Asset Issuer in respect of shares of the Basket Component that are not fully paid;

(v) a repurchase by the Reference Asset Issuer of shares of the Basket Component whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;

(vi) any other similar event that may have a diluting or concentrative effect on the theoretical value of the shares of the Basket Component.

Events of Default and Acceleration

If the Notes have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at Maturity” in this pricing supplement.  In that case, the scheduled trading day preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Basket Ending Level, including the determinations of each Basket Component’s Final Price.  If a market disruption event exists with respect to a Basket Component on that scheduled trading day, then the accelerated Final Valuation Date for such Basket Component will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date).  The accelerated Maturity Date will then be the third business day following the postponed accelerated Final Valuation Date.  For the avoidance of doubt, if no market disruption event exists with respect to a Basket Component on the scheduled trading day preceding the date of acceleration, the determination of such Basket Component’s Final Price will be made on such date, irrespective of the existence of a market disruption event with respect to one or more of the other Basket Components occurring on such date.

If the Notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Notes.  For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the prospectus

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to J.P. Morgan Securities LLC and certain of its registered broker-dealer affiliates, at the price indicated on the cover of this pricing supplement.  J.P. Morgan Securities LLC and certain of its registered broker-dealer affiliates will act as placement agent for the Notes and will receive a fee that will not exceed $10.00 per $1,000 Principal Amount of Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-52 in the prospectus supplement.  All references to NASD Rule 2720 in the prospectus supplement shall be to FINRA Rule 5121.

Validity of the Notes

In the opinion of Sidley Austin llp, as counsel to the Issuer, when the notes offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the senior indenture referred to in this pricing supplement, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the Maryland General Corporation Law as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated December 14, 2011, which has been filed as an exhibit to a Current Report on Form 8-K filed by the Issuer on December 14, 2011.